CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of World Funds Trust and to the use of our report dated April 16, 2014 on the financial statements and financial highlights of DGHM All-Cap Value Fund and DGHM V2000 SmallCap Value Fund, each a series of shares of beneficial interest of World Funds Trust. Such financial statements and financial highlights appear in the February 28, 2014 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
June 27, 2014